UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2022

REDWOOD TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-13759 (Commission File Number)	68-0329422 (I.R.S. Employer Identification No.)

One Belvedere Place
Suite 300
Mill Valley, California 94941
(Address of principal executive offices and Zip Code)

(415) 389-7373
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RWT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure

On June 6, 2022, Redwood Trust, Inc. (the “Company”) issued a press release relating to its proposed offering of Convertible Senior Notes due 2027 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the offering of the Notes, the Company made the following business update to prospective investors:

Recent Developments

Through this offering and in the future, we may raise equity or debt capital for opportunistic investments and funding purposes. While the observations and expectations of broad market participants for persistently higher inflation and supply chain disruptions continue to negatively impact market sentiment, we believe the challenging market conditions in which we are operating offer opportunities for us to deploy capital into attractive investments within our existing operating businesses and investment portfolio despite the headwinds to our business. Within the residential mortgage market, the effects from the Federal Reserve's tightening of monetary policy and the expectation of continued tightening have led to industry-wide reductions in origination volumes and capacity. Moreover, interest rate volatility and rapid increases in benchmark rates continue to negatively impact the economics for issuers of both Agency MBS and non-Agency securitizations. Current and anticipated gain on sale margins for our mortgage banking businesses, particularly in respect of our pipeline of the consumer residential and single-family rental (“SFR”) loans, remain impacted by the interest rate environment, and credit spread widening continues to impact both our mortgage banking businesses and our investment portfolio.

As noted above, in the current environment, we believe there are a number of attractive opportunities to deploy capital into accretive investments within our businesses and strategies, including bridge loans, organic single-family rental and residential securities, home equity investments and other bespoke credit opportunities. As it relates to these investment opportunities, we expect to target estimated yields of 12% to 18% on our invested capital. We estimate such target yields based on our market observations, forecasts and assumptions, including assumptions regarding credit losses, prepayment speeds, market interest rates, and discount rates, all of which are subject to significant uncertainty. For example, events or conditions that have not been anticipated may occur and may have a significant effect on the actual yield received, and if our assumptions fail to materialize, any future returns on our investments may be significantly lower than initially estimated.

Additionally, we continue to look for opportunities for strategic acquisitions and investments to continue to scale our business. For example, in April 2022 we announced a definitive agreement to acquire Riverbend Funding, LLC (“Riverbend”), a specialty lender headquartered in Oregon focused on single- and multi-family bridge lending. Riverbend, which we expect to operationally integrate within CoreVest, brings a complementary product and geographic scope that we believe will positively contribute to our overall BPL platform. We believe Riverbend's borrower network should also provide an opportunity to further market and distribute CoreVest's existing loan products. We are currently preparing for the Riverbend integration and we expect to consummate the acquisition early in the third quarter of 2022, pending satisfaction of customary closing conditions.

The information contained in Item 7.01 is furnished to and not filed with the Securities and Exchange Commission, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.

On June 6, 2022, Redwood Trust, Inc. (the "Company") issued a press release relating to its proposed offering of the Notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Neither this Current Report on Form 8-K nor the press release constitutes an offer to sell, or the solicitation of an offer to buy, the Notes or the shares of the Company’s common stock, if any, issuable upon conversion of the Notes.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release dated June 6, 2022
Exhibit 104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 6, 2022	REDWOOD TRUST, INC.

By:	/s/ Brooke E. Carillo

Name:	Brooke E. Carillo
Title:	Chief Financial Officer